NEW IBERIA, LA – NYSE-MKT:TSH - The Board of Directors of Teche Holding Company, holding company for Teche Federal Bank, announced today that it had declared a quarterly dividend of $0.37 per share of its common stock. The effective dividend yield amounts to 3.5% based on the stock price on the close of business on May 23, 2013.

This $0.37 per common share dividend is 1.38% higher than the $0.365 per common share dividend declared for the same quarter last year.  This dividend represents a quarterly payout ratio of 49.3% based on diluted earnings per share for the quarter ended March 31, 2013.  The dividend will be paid on June 28, 2013 to shareholders of record as of the close of business on June 14, 2013.

Teche Federal Bank presently operates twenty offices in the Louisiana parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne, Lafourche, St. Landry and East Baton Rouge.  Teche Holding Company’s common stock is traded under the symbol “TSH” on the NYSE – MKT.  The bank’s website address is www.teche.com.  The Federal Deposit Insurance Corporation (FDIC) insures deposits at Teche Federal Bank up to the legal maximum limits.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time.   Teche Holding Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Teche Holding Company.

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